                  THE ST. PAUL COMPANIES, INC.

                    LONG-TERM INCENTIVE PLAN


1.   Purpose

     The purpose of this Plan is to further the growth and profitability of the Company by offering Key Executives the opportunity to receive incentive awards based on the successful achievement of certain long-range corporate goals.

2.   Definitions

     For the purpose of the Plan, except where the context otherwise indicates, the following definitions shall apply:

     "Board" means the Board of Directors of the Company.

     "Committee" means the Executive Compensation Committee or any other committee designated by Board action.

     "Company" means The St. Paul Companies, Inc.

     "Key Executive" means any person who is employed by the Company or a Subsidiary on a salaried basis and whose performance could have a significant effect on the long-term success of the Company or a Subsidiary (or both).

     "Participant" means a Key Executive to whom Performance
     Objectives or group Performance Objectives have been assigned for a Performance Period.

     "Performance Award" means an award made pursuant to the Plan following the attainment of any Performance
     Objective.

     "Performance Objective" means an absolute or relative goal set for a Participant. Performance Objectives must be based on the Company's total shareholder return or earnings per share or on the return on equity, expense management, revenues, net income or operating income of the Company, any Subsidiary or any business unit of the Company or any Subsidiary, or any combination thereof.

     "Performance Period" means a period of three or more consecutive years with respect to which one or more Performance Objectives have been set. Consecutive Performance Periods may be commenced each year while the Plan remains in effect. Each Performance Objective established in any year for a Participant shall be assigned a Performance Period which need not be of the same duration as any other Performance Period assigned to any other Performance Objective established for such individual in that year.

     "Plan" means this Long-Term Incentive Plan.

     "Retirement" of any Participant means a retirement under the retirement plan of the Company or a Subsidiary.

     "Subsidiary" means any entity of which, at the time such Subsidiary status is to be determined, at least
     50% of the combined voting power of such entity is directly or indirectly owned or controlled by the Company.

3.   Administration of the Plan

     The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and all acts of the Committee must be approved by a majority of its members.

Subject to the provisions of the Plan and applicable laws and regulations, the Committee shall have authority in its discretion:

     (a) To interpret the provisions of the Plan and decide all questions of fact arising in its application;

     (b) To prescribe, amend and rescind rules and regulations relating to the Plan;

     (c) To determine which Key Executives shall be Participants;

     (d)  To establish Performance Objectives and adjust
     Performance Objectives pursuant to Section 5 hereof;

     (e)  To establish Performance Periods; and

     (f)  To terminate, suspend or modify the Plan.

     The Committee's determination of the foregoing matters shall be final and conclusive unless disapproved by the Board.

4.   Participant Selection; Establishment of Potential Award

     A Key Executive may be selected as a Participant in more than one Performance Period and in overlapping
Performance Periods. Selection may be made before or at any time during Performance Periods. The Committee shall set a potential Performance Award or a range of potential
Performance Awards for each Participant at the time of the Participant's selection. Potential Performance Awards shall be in terms of the dollar amounts payable if Performance Objectives are attained. In no event may the maximum Performance Award payable to any Participant for any Performance Period exceed 50% of that Participant's average annual base salary in effect over the Performance Period. In no event shall the average base salary used to compute such a maximum Performance Award exceed 150% of the annual salary in effect on January 1 of the first year of the Performance Period.

     Nothing in the Plan is intended or shall be construed to give any employee of the Company or a Subsidiary any right to be selected as a Participant.

5.   Performance Objective Adjustments

     Subject to applicable laws and regulations, and the specific terms of any particular Performance Objective, any Performance Objective or group Performance Objective may be adjusted, at any time not later than the midpoint of any Performance Period, if it is determined that external economic conditions or other factors beyond the reasonable control of a Participant or a group of Participants have materially changed in a manner not reasonably foreseeable or taken into account when the Performance Objective was originally set, provided that failure to make an adjustment would likely be inconsistent with the purpose of the Plan.

6.   Determination of Performance Awards

     As soon as practicable following the conclusion of each Performance Period for each Performance Objective, the Committee shall determine which Participants and groups of Participants have earned Performance Awards. Performance Awards will be made as soon as practicable following such determination.

7.   Entitlement to Performance Awards

     A Participant is entitled to a Performance Award for a Performance Period only if a Performance Objective for the Participant or the Participant's group is met and if the Participant is actively employed by the Company or a Subsidiary on the final day of the Performance Period, provided, however, that, in the event of the Participant's death, disability, approved leave of absence or Retirement during a Performance Period or for any other reason deemed appropriate, a pro rata Performance Award may be made based upon the period of active employment. In no event shall there be pro rata entitlement to a Performance Award if a Performance Objective is not achieved.

     Nothing in the Plan or in the administration thereof shall in any way diminish the right of the Company or any Subsidiary to reduce the compensation or to terminate the employment of any Participant.

8.   Non-Alienation

     No potential Performance Award or unpaid earned
Performance Award shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.

9.   Exclusion From Benefits Computations

     By becoming a Participant under the Plan, each Participant shall be deemed to have agreed that any Performance Award paid to such Participant is special incentive compensation and that it will not be taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any insurance, pension, retirement, profit sharing or similar plan of the Company or any Subsidiary.